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                                                                    EXHIBIT 99.1


        CHEUNG KONG AND HUTCHISON WHAMPOA REITERATE PRICELINE.COM SUPPORT

         COMPANIES WITHDRAW REQUEST FOR SHELF REGISTRATION TO SELL SHARES AND OBTAIN RIGHTS TO PURCHASE UP TO 37.5% STAKE IN PRICELINE.COM

         NORWALK, Conn., September 20, 2001 . . . Priceline.com (Nasdaq: PCLN) said today that Cheung Kong (Holdings) Limited and Hutchison Whampoa Limited have withdrawn their request for the filing of a shelf registration that would have given the two companies the ability to sell shares of priceline.com common stock.

Priceline.com also said today that its Board of Directors had approved a Cheung Kong/Hutchison request giving the companies the ability to raise their ownership stake in priceline.com from their current combined level of approximately 27 percent to 37.5 percent. In total, Cheung Kong and Hutchison own approximately 60 million shares of priceline.com common stock.